Exhibit 10.1

December 20, 2013

Michael R. Splinter
3225 Oakmead Village Drive, M/S 1223
P.O. Box 58039
Santa Clara, CA 95052-8039
Re:    Retention Arrangement: Equity Award Amendments
Dear Mike:
As you know, on September 24, 2013, Applied Materials, Inc. (“Applied” or the “Company”) announced a strategic combination with Tokyo Electron Limited (the “Transaction”). This Transaction is a large and highly complex undertaking that may take a lengthy period of time to complete. Your continued contributions as a part of Applied’s deep and talented leadership team are critical to the Company in order to help achieve the successful closing of the Transaction and post-closing planning and integration, while simultaneously leading the continued effective operations of Applied’s business. Applied desires to recognize your continuing dedication to Applied and to provide further incentive for you to remain with Applied through and beyond the Transaction by providing you with this agreement (the “Agreement”). We are pleased to offer to you the changes to your equity awards that are described below. In order to accept these changes to your equity awards, please sign and return this Agreement by the deadline indicated below.
Please note that certain capitalized terms that are used in this Agreement are defined in the attached Appendix A, which is considered a part of this Agreement.
1.PRSUs Retirement Amendment. Previously, you and Applied entered into an Offer Letter which generally provides in relevant part that upon your Retirement,1 all of your Performance Shares that are unvested and outstanding when you retire, will remain outstanding and eligible to become earned and vested based on actual performance, and any continued Employment requirements under those Performance Shares will be considered fully satisfied. By signing this Agreement, you agree that as of the date of this Agreement and regardless of any contrary provisions in your Offer Letter, Section III.B. of your Offer Letter no longer applies to any of your Performance Shares (although your Offer Letter still shall govern your Time-based Shares, except as expressly modified in Section 3, Section 5 and Section 6(b) herein). This change is referred to as the “Offer Letter Amendment.” For purposes of this Agreement, this Offer Letter Amendment will occur before the application of any other amendments to your Performance Shares that are described below.
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1 The provisions relating to your Retirement are described in Section III.B. of your Offer Letter.

Michael R. Splinter
December 20, 2013

2.Performance Shares. Your Performance Shares are amended so that, subject to the terms and conditions of this Agreement, the following terms apply to them.
(a)Transaction. Subject to Section 4 with respect to TSR Shares, if you remain an Employee through either the Pre‑closing Date or Transaction Termination Date (whichever date that actually occurs is referred to as the “Achievement Date”), then as of the Achievement Date, your then‑outstanding and unvested Performance Shares will Target Accelerate. In addition, provided that the Transaction closes and you remain an Employee through the Pre‑closing Date, then as of the Pre-closing Date, your then‑outstanding and unvested Performance Shares will Time Accelerate.
(b)Term End Date. If you remain Employed through March 31, 2015 (the “Term End Date”), then as of the Term End Date, your then‑outstanding and unvested Performance Shares will both Target Accelerate and Time Accelerate.
(c)Involuntary Termination. If your Employment is terminated by the Company without “Cause,” as determined by Applied’s Board of Directors, in its sole discretion, or you resign your Employment for “Good Reason” (as these terms are defined in your Offer Letter) (referred to as an “Involuntary Termination”), then as of the Termination Date, your then‑outstanding and unvested Performance Shares will both Target Accelerate and Time Accelerate.
3.Time-based Shares. Your Time-based Shares are amended to provide that, subject to the terms and conditions of this Agreement and provided that the Transaction is completed and you remain an Employee through the Pre‑closing Date, then as of the Pre‑closing Date, your then‑outstanding and unvested Time‑based Shares that are scheduled to vest during calendar year 2014 will accelerate vesting in full. We refer to this vesting acceleration of your Time-based Shares as the “2014 Acceleration.” Please note that any Retirement-related acceleration provisions in your Offer Letter applicable to your Time-based Shares remain in effect in accordance with their terms, as modified by Section 5, Section 6 and Section 7 below.
4.TSR. With respect to any of your TSR Shares, if the applicable TSR Date occurs:
(a)    On or before the date on which the TSR Share otherwise would Target Accelerate, then provided the TSR was achieved so that the TSR Share is not forfeited and remains eligible to be earned (upon achievement of other performance goals and/or continued Employment requirements), the TSR Share will remain eligible to Target Accelerate; or
(b)    After the date on which the TSR Share otherwise would Target Accelerate, then the TSR Share automatically will be forfeited as of the Target Acceleration date (i.e., no Target Acceleration or Time Acceleration will apply to the TSR Share).

Michael R. Splinter
December 20, 2013

5.Share Issuance. Any Shares that vest and become issuable under this Agreement, and any Time-based Shares under your restricted stock awards that vest under your Offer Letter due to your Retirement (and, but for the Offer Letter release agreement requirements, become issuable), will be issued or released, as applicable, to you notwithstanding anything in the Offer Letter to the contrary, (a) as soon as practicable, but (b) in no event later than 60 days following the date on which the Shares vested, and (c) in no event later than immediately prior to the closing of the Transaction, subject to the provisions of Section 7 below. However, any Time‑based Shares, other than Shares of your restricted stock, that vest and become issuable as a result of the 2014 Acceleration will be issued to you on the date(s) that those Time‑based Shares otherwise are scheduled to vest under the original time‑based vesting schedule described in the applicable award agreement, as modified by the Offer Letter.2, 3 In all cases, the issuance of any Shares to you is subject to any additional delay required under the Section 409A provisions described in Section 10 below.
6.Release Agreement.
(a)    Equity Release Requirements. You must sign an Equity Release Agreement in order for you to be entitled to the 2014 Acceleration on the Pre-Closing Date and the Target Acceleration and Time Acceleration of your Performance Shares on the Pre-Closing Date, upon your Involuntary Termination as described in Section 2(c) above or on the Term End Date as described in Section 2(b) above, as applicable (whichever event applies is referred to as the “Release Event” and the date on which the applicable Release Event occurs is referred to as the “Release Event Date”). If the Release Event occurs, the Equity Release Agreement must become effective and irrevocable within 2 days after the Release Event Date (the applicable deadline date is referred to as the “Release Deadline Date”). For the avoidance of doubt, if you execute the Equity Release Agreement in connection with a Release Event that occurs while you are an Employee, no provision of the Equity Release Agreement will be deemed to waive any then-existing rights or grounds you may have to resign for Good Reason under this Agreement or your Offer Letter, and the Equity Release Agreement will explicitly provide that such rights are preserved and not waived.

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2 Generally, Section III.B.(e) of your Offer Letter states that if you retire, the Shares that vest and become issuable in connection with your Retirement will be issued to you on the 61st day after your Retirement date.
3 For example, assume that the Transaction closes on August 1, 2014, and you remain an employee through December 19, 2014. Any Time‑based Shares otherwise scheduled to vest on December 19, 2014, will vest on the Pre‑closing Date but the Time-based Shares (other than Shares of restricted stock) will be issued to you on December 19, 2014. As another example, assume that the Transaction closes on August 1, 2014, and you terminate your Employment due to your Retirement on November 15, 2014. Any Time‑based Shares otherwise scheduled to vest on December 19, 2014, will vest on the Pre‑closing Date but the Time-based Shares (other than Shares of restricted stock) will not be issued to you until May 16, 2015 (which is 6 months and 1 day after your Retirement date), assuming the 6‑month and 1‑day delay requirement described in Section 10 of this Agreement applies.

Michael R. Splinter
December 20, 2013

(b)    Modification to Offer Letter Release Requirements. Please note that under your Offer Letter, your equity benefits related to your Retirement also are subject to your signing and not revoking a Release Agreement (as defined in your Offer Letter). This Agreement amends your Offer Letter so that the Release Deadline Date with respect to equity benefits under Section III.B. of your Offer Letter (as modified by this Agreement) is reduced from 60 days to 2 days after your employment termination date. In addition, in order to receive your Cash Severance under Section III.A. of your Offer Letter, you must sign and not revoke a Cash Severance Release Agreement and the Cash Severance Release Agreement must become effective within 29 days after your employment termination date. You will not receive any of the Cash Severance if the Cash Severance Release Agreement does not become effective by this deadline.
7.    Claw Back. If you have received 2014 Acceleration, Target Acceleration and/or Time Acceleration under this Agreement or received acceleration of vesting the Offer Letter, and in either case you have not signed the Equity Release Agreement by the Release Deadline Date, then within 10 days after the applicable Release Deadline Date, (i) you must return to Applied any Shares issued or released to you in connection with such acceleration that you hold, as well as an amount equal to the value of any tax payments related to the Shares made on your behalf; (ii) you must pay to Applied the full amount of any proceeds derived from the Shares issued to you in connection with such acceleration that exceeds the Fair Market Value of the Shares as of the date that the Shares were issued or released to you; and (iii) you automatically will forfeit any Shares that otherwise were issuable or releasable but had not yet been issued or released to you in connection with such acceleration.
8.    Expected Disqualified Individual Status under Section 4985. In order for the Time Acceleration under Section 2(a) and/or the 2014 Acceleration under Section 3 above to apply, you must be expected to be a “disqualified individual” 4 under Code Section 4985 so that some or all of your Performance Shares and/or Time-based Shares, as applicable, are expected to be taxed by Code Section 4985. We have made a determination that you are expected to be a “disqualified individual” 4 of Applied when the Transaction closes and therefore some or all of your Performance Shares and/or Time-based Shares are expected to be taxed by Code Section 4985.
9.Assignment. Applied may assign this Agreement and its rights and obligations to Applied’s parent entity or any other entity within the controlled group that includes Applied and its parent.
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4 A “disqualified individual” generally includes all individuals of an expatriated corporation (e.g., a corporation that moves its domicile outside of the U.S.) who were Section 16 officers within the six months prior to or six months following the date of expatriation.

Michael R. Splinter
December 20, 2013

10.Section 409A.
(a)General. The payments and benefits under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A (as defined below) so that none of the payments or benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Each payment and benefit under this Agreement is deemed to be a separate payment for Section 409A purposes. You and Applied agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(b)Required Delay. If and only to the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the termination-related payments or benefits described in this Agreement or otherwise will be delayed until the date that is six months and one day after your Termination Date. However, in the event that your death occurs after your Termination Date but prior to the six month anniversary of your Termination Date, any payments and/or benefits due to you but delayed under the prior sentence will be payable to you in a lump sum as soon as administratively practicable after the date of your death and any other separation pay and/or benefits will be payable according to the payment schedule applicable to each payment.
11.Tax Consequences. Applied makes no representations or warranties with respect to the tax consequences of any payments or benefits provided under this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and benefits provided under this Agreement or otherwise and any penalties or assessments related to such taxes (including but not limited to under Section 409A, Code Section 4985, and Code Section 457A).
12.Severability. If any provision of this Agreement is held to be void, voidable, unlawful or unenforceable, the remaining portions of this Agreement will remain in full force and effect.
13.Arbitration of Disputes Relating to Agreement. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach of this Agreement, will be settled exclusively by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) now in effect, which are available online at http://www.adr.org/employment. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction of the matter. The arbitration

Michael R. Splinter
December 20, 2013

will take place in Santa Clara County, California, unless otherwise required by law or ordered by the AAA. The Arbitrator will have full authority to award interim injunctive relief in addition to any and all other appropriate remedies otherwise available to the Arbitrator.
14.Governing Law. Unless otherwise governed by federal law, this Agreement will be governed by and construed in accordance with the laws of the State of California (except for its conflict of laws provisions).
15.Complete Agreement; Modifications. This Agreement contains the entire agreement of the parties with respect to this subject matter, and supersedes all prior and contemporaneous written and oral agreements, discussions, negotiations, understandings or courses of conduct with respect to this subject matter; provided, however, that except as expressly modified herein, your Offer Letter shall remain in full force and effect. Each of your Performance Shares and Time‑based Shares remain subject to the terms and conditions of the applicable award agreement and the Applied equity plan under which it was granted, as modified by your Offer Letter, to the extent those terms have not been modified by this Agreement. This Agreement may not be modified or changed in any manner except by a writing executed by you and a duly authorized executive officer of Applied or by the HRCC Chair. No party is relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Agreement. Headings used in this Agreement are for convenience only and will not be used to interpret its substantive terms.
To accept this Agreement, please date and sign this letter below where indicated and return it to Greg Lawler. If you do not accept this Agreement by Monday, December 23, 2013, this Agreement will not become effective and the changes to your equity awards under this Agreement will not become effective.
We greatly appreciate your many contributions to Applied and look forward to your continued efforts towards the effective operations of Applied’s business, successful closing of the Transaction and post-closing planning and integration.
Sincerely,
/s/ Willem P. Roelandts

Willem P. Roelandts
Chair of the Human Resources and
Compensation Committee of the
Board of Directors
Applied Materials, Inc.

Michael R. Splinter
December 20, 2013

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I have read this Agreement and understand its terms; that I enter into this Agreement knowingly and voluntarily; and that I agree to and accept all of the terms set forth in this Agreement.
Agreed and Accepted:

Dated: December 20, 2013	Michael R. Splinter

/s/ Michael R. Splinter

APPENDIX A
Certain Definitions
Each of the defined terms below will have the following meaning for purposes of this Agreement.
(A)Cash Severance. “Cash Severance” has the meaning assigned to it in your Offer Letter.
(B)Cash Severance Release Agreement. “Cash Severance Release Agreement” means a release of claims related to age discrimination and older worker benefit protections.
(C)Code. “Code” means the Internal Revenue Code of 1986, as amended.
(D)Employee; Employed; Employment. “Employee,” “Employed” and “Employment” each means your employment with Applied, any parent entity of Applied, or any direct or indirect subsidiary of Applied or its parent entity.
(E)ESIP. “ESIP” means Applied’s Employee Stock Incentive Plan.
(F)Equity Release Agreement. “Equity Release Agreement” means a release of claims, non‑solicitation of employees and non‑disparagement agreement in a form supplied by Applied; the Equity Release Agreement shall not include a release of claims related to age discrimination and older worker benefit protections.
(G)Fair Market Value. “Fair Market Value” means, with respect to a Share, the closing per share selling price of a Share on the relevant date, or if there were no sales on such date, the average of the closing sale prices on the immediately following and preceding Trading Dates, in either case as reported by the NASDAQ Global Select Market/National Market or such other source selected in the discretion of the Committee (as defined in the ESIP) administering the ESIP.
(H)HRCC Chair. “HRCC Chair” means the Chair of the Human Resources and Compensation Committee of Applied’s Board of Directors.
(I)Offer Letter. “Offer Letter” means the Offer Letter dated August 14, 2013, entered into between you and Applied.
(J)Performance Shares. “Performance Shares” means Shares under your equity awards (including performance restricted stock awards, performance-based performance shares, performance-based performance units and performance restricted stock unit awards)

granted before September 24, 2013, that as of the date of this Agreement, are outstanding and may become eligible to vest subject to the future achievement of performance goal(s).
(K)Pre-closing Date. “Pre-closing Date” means the date that is three Trading Days before the Transaction is expected to close. The Pre‑closing Date as well as the date on which the Transaction is expected to close will be determined solely in the discretion of the HRCC Chair.
(L)Retirement. “Retirement” is as defined in the ESIP, as amended and restated on March 6, 2012.
(M)Share. “Share” means a share of Applied’s common stock.
(N)Target Accelerate; Target Acceleration. “Target Accelerate” and “Target Acceleration” each means that all applicable performance goals automatically will be considered achieved at 100% of target levels so that the target number of Shares under your equity award will become eligible to vest. The Target Acceleration applies to a Performance Share only to the extent that the Performance Share still is subject to any performance goals. As a result, the Target Acceleration, if any, will apply only once to any Performance Share upon the earliest event to occur that triggers the Target Acceleration. Once an event occurs that Target Accelerates a Performance Share, the occurrence of any subsequent event that otherwise also would Target Accelerate the same Share will not result in Target Accelerating that Share. Target Acceleration does not affect any requirements under your Performance Shares that relate to your continued Employment. For a discussion of the TSR goal, please see Section 4 of this Agreement.
(O)Termination Date. “Termination Date” means the date of termination of your Employment.
(P)Time Accelerate; Time Acceleration. “Time Accelerate” and “Time Acceleration” each means full accelerated vesting by considering any vesting requirements that are based on further continued Employment to be fully satisfied. Time Acceleration applies only to the extent that the vesting of the Performance Share or Time‑based Share, as applicable, still is subject to your continued Employment. As a result, the Time Acceleration will apply only once to any Share subject to an equity award that you hold upon the earliest event to occur that triggers the Time Acceleration. Once an event occurs that Time Accelerates a Share, the occurrence of any subsequent event that otherwise also would Time Accelerate the same Share will not result in Time Accelerating that Share. Time Acceleration does not affect any requirements under your Performance Shares relating to any performance goals. In the event that the Target Acceleration occurs on the same day as the Time Acceleration with respect to any of your Performance Shares, the Target Acceleration will be considered to have applied to those Performance Shares before the Time Acceleration is applied.
(Q)Time-based Shares. “Time‑based Shares” means Shares under your equity awards (including restricted stock awards and performance shares) granted before September 24, 2013, that as of the date of this Agreement, are outstanding and eligible to vest solely based on your continued Employment (or any applicable qualifying termination of employment).
(R)Trading Day. “Trading Day” means any day on which Applied’s common stock is traded on the NASDAQ Global Select Market.
(S)Transaction Termination Date. “Transaction Termination Date” means the date on which the Transaction is terminated without having been completed.
(T)TSR. “TSR” means total shareholder return.
(U)TSR Date. “TSR Date” means the date that the TSR goal applicable to a TSR Share is scheduled to be measured, in accordance with the terms of the applicable equity award agreement and the ESIP.
(V)TSR Shares. “TSR Shares” means only that portion of the maximum number of Performance Shares under each Performance Share award that as of the date of this Agreement, are subject in relevant part to the achievement of a TSR goal.